Exhibit 10.1

Going beyond every day.™

June 22, 2023

Howard Horn

Dear Howard:

Re: Offer of Employment

On behalf of Ultragenyx Pharmaceutical Inc. (“Ultragenyx” or the “Company”), I am pleased to offer you the position of Chief Financial Officer and Executive Vice President, Corporate Strategy (“CFO and EVP, Corporate Strategy”), on the following terms, commencing on or around October 16, 2023 (the “Hire Date”). The Company’s Board of Directors (the “Board”) and I are excited about the important contributions you can make by joining the Ultragenyx executive team and are confident that you will play a key role in our company's growth and success.

You will be a regular, full-time, exempt employee of the Company. Your position has been approved for a hybrid schedule of at least two days each week physically reporting to our facility located in either Brisbane, California or Novato, California and the remaining time working remotely from a home office. Your home office must remain within commuting distance to either Brisbane or Novato. The Company reserves the right to expand the number of remote workdays or end the program as it determines necessary.

In your role as CFO and EVP, Corporate Strategy, you will report directly to me. As a member of the Executive Leadership Team (XLT), your role will be important to a cohesive, collaborative and collegial working environment across the entire XLT team. As CFO and EVP, Corporate Strategy, you will be responsible for leading the Company’s corporate finance and corporate strategy functions through a pivotal period of transition and growth. You will have key responsibility for all aspects of the corporate finance and corporate strategy functions including investor relations, strategic financial planning, accounting, budgeting and forecasting, treasury, audit, tax, and risk management activities for the Company. You will also be responsible for managing key relationships with the Company’s shareholders and the investor community.

Compensation

The Company will pay you an initial base salary at a gross annual rate of $590,000, less payroll deductions and withholdings, on a bi-weekly basis. The Board or the Compensation Committee of the Board shall review your Base Salary at least annually.

Sign-On Bonus

In addition, the Company will provide you with a one-time sign-on bonus to represent the portion of your annual bonus for the period of October 16 through December 31, 2023 in the amount of $60,000, less any applicable withholdings, to be paid within 30 days following your Hire Date. In the event that

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your employment is ended due to a termination by the Company or its successor for Cause (as defined below), or you resign your employment under circumstances that do not constitute a Constructive Termination (as defined below), within 12 months of your Hire Date, you agree to repay the Company a pro-rated amount of the sign-on bonus (based on the number of completed months you have been employed as of the termination date) within thirty (30) of your termination.

Annual Bonus Program

You will also be eligible to participate in the Company’s discretionary annual bonus program. The current target bonus opportunity for your position is 50% of your annual base salary. However, the actual amount of such bonus, if any, will be determined by the Company in its sole discretion based on the Company’s achievement of the financial and other goals established for the year and the Company’s assessment of your job performance for the year. You must commence your employment by September 30 in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1 and September 30, you will be eligible for a pro-rated bonus for that calendar year. When bonuses are awarded, they typically are paid on or around March 15 of the following year. To encourage continued tenure with the Company and satisfactory or better performance after the end of the bonus performance year and through the bonus payment date, to be eligible for a bonus payment, you must remain an active employee of the Company through the bonus payment date, and maintain satisfactory or better job performance through the bonus payment date.

New Hire Equity Award

Subject to approval by the Board, on or around the Hire Date, the Company shall grant you an equity award under the Company’s Employment Inducement Plan (the “Plan”) with a target value of $6.0 million, comprised 50% of options to purchase shares (“Options”) of the Company’s common stock and 50% of restricted stock units (“RSUs”). The Options will be granted at fair market value as determined by the Company’s Compensation Committee of the Board (the “Compensation Committee”). The number of Options will be calculated using the Black-Scholes Value of the trailing 30 trading day average stock price on the grant date. The number of RSUs will be calculated using the trailing 30 trading day average stock price on the grant date. Your grant agreement will include a four-year vesting schedule, under which 25% of the Option shall vest and become exercisable on the first (1st) anniversary of the date of grant, and thereafter 1/48th of the Option shall vest and become exercisable each month until your Option is fully vested, in each case subject to your continued employment by the Company (or its subsidiaries). The RSUs will vest annually over a four-year period from the date of grant (i.e., 25% of the RSUs shall vest on each anniversary of the date of grant during the four-year period), in each case subject to your continued employment by the Company (or its consolidated subsidiaries). The RSUs shall be governed by the Company’s standard form of restricted stock unit agreement and the terms and conditions of the Plan.

Annual Equity Grant Program

You may also be considered for the Company’s discretionary annual equity grant program based on the Company’s assessment of your job performance. You will be eligible to receive an annual equity grant in

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2024, with the amount of such equity grant, if any, being determined by the Company in its sole discretion.

Benefits

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans. At this time, these include medical, dental and vision insurance coverage. Coverage for these benefits begins on your Hire Date and upon completion of your enrollment in the plans. Detailed information about the benefits presently available will be provided to you on your first day of employment. The health plan options will include several medical plans a dental and vision plan, life/AD&D insurance, disability, voluntary insurance, a Deferred Compensation Plan as well as a 401k retirement plan, with a company match of 4%. Based on conditions and situations over time, the Company may change specific benefits and plans from time to time, but our intent is to provide an excellent health benefit program to our employees.

You will accrue vacation time at the rate of four weeks (160 hours) per year, up to an accrual cap of 280 hours, under the terms of the Company’s PTO policy. You will also be eligible for 6 paid sick days per year.

“At Will” Employment

Employment at Ultragenyx is on an “at-will” basis, meaning that you are free to end your employment at any time, with or without advance notice and for any reason or no reason at all, and that Ultragenyx likewise may end your employment, at any time, with or without advance notice and for any reason or no reason at all. The use and definitions of the terms “Cause,” and “Constructive Termination” are for purposes of determining eligibility for and repayment of benefits identified in this offer letter, and do not alter the at-will nature of the employment relationship. In addition, your job duties, title, responsibilities, reporting structure, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole discretion of the Company. No manager or employee of the Company (other than the CEO) has any authority to enter into any agreement for employment for any specified period of time or to make any agreement for employment other than an at-will employment relationship, and then only if the Company’s CEO does so in a written agreement that is signed by both you and the CEO.

Severance

If, at any time, your employment with the Company or its successor is terminated without Cause (as defined below) (but not as a result of your death or disability) or you resign your employment due to a Constructive Termination (as defined below), in each case not during the Protection Period (as defined below), so long such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), the Company shall:

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(i)
extend the exercise period applicable to any options to purchase the Company’s common stock you hold at the time of such termination such that you will have until the date that is 12 months after the date of your Separation from Service to exercise any of the vested shares (determined as of the date of your Separation from Service) subject to the stock options, but in no event will the exercise period be extended until later than the date of expiration of the term of such stock option as set forth in the agreement evidencing such stock option;
(ii)
pay you, as severance, an amount equivalent to (x) 12 months of your then-current Base Salary, plus (y) your target bonus for the year in which the your Separation from Service occurs, subject to standard payroll deductions and withholdings (the “Severance Amount”), payable in equal installments over the 12-month period following such Separation from Service in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service (with the first payment including the accrued installments of the Severance Amount between the date of your Separation from Service and the date of the first payment); and
(iii)
subject to your timely and proper election of health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimburse you on a monthly basis for the monthly COBRA premium paid by you for you and your dependents, payable on the first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium having been paid by you (which shall be submitted within 30 days of payment) (the “COBRA Reimbursement”). You will be eligible to receive the COBRA Reimbursement until the earliest of (A) the 12-month anniversary of the date of your Separation from Service; (B) the date you are no longer eligible to receive COBRA continuation coverage; or (C) the date on which you become eligible to receive coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this paragraph would violate applicable law or result in the imposition of penalties under applicable law, the parties agree to reform this paragraph in a manner as is necessary to comply with applicable law.

Notwithstanding the foregoing, in the event that your employment with the Company or its successor is terminated without Cause (but not as a result of your death or disability) or you resign your employment due to a Constructive Termination, in each case, on or within 18 months following the consummation of a Covered Transaction (as defined in the Plan) (such 18-month period, the “Protection Period), so long as such termination constitutes a Separation from Service, then the Company shall:

(a)
accelerate the vesting of any equity-based compensation awards granted to you in connection with your employment with respect to 100% of the then-unvested shares then subject to such awards;
(b)
extend the exercise period applicable to any options to purchase the Company’s common stock you hold at the time of such termination such that you will have until the date that is 12 months after the date of your Separation from Service to exercise any of the vested shares (determined as of the date of your Separation from Service) subject to

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the stock options, but in no event will the exercise period be extended until later than the date of expiration of the term of such stock option as set forth in the agreement evidencing such stock option;
(c)
pay you, as severance, an amount equivalent to (x) 18 months of your then-current Base Salary, plus (y) 1.5 times your target bonus for the year in which the your Separation from Service occurs, subject to standard payroll deductions and withholdings (the “CIC Severance Amount”), payable in equal installments over the 18-month period following such Separation from Service in accordance with the Company’s standard payroll practices commencing on the Company’s first regular payroll date that follows the 60th day after such Separation from Service (with the first payment including the accrued installments of the CIC Severance Amount between the date of your Separation from Service and the date of the first payment); and
(d)
subject to your timely and proper election of health continuation coverage under COBRA, reimburse you on a monthly basis for the monthly COBRA premium paid by you for you and your dependents, payable on the first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium having been paid by you (which shall be submitted within 30 days of payment) (the “CIC COBRA Reimbursement”). You will be eligible to receive the CIC COBRA Reimbursement until the earliest of (A) the 18-month anniversary of the date of your Separation from Service; (B) the date you are no longer eligible to receive COBRA continuation coverage; or (C) the date on which you become eligible to receive coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this paragraph would violate applicable law or result in the imposition of penalties under applicable law, the parties agree to reform this paragraph in a manner as is necessary to comply with applicable law.

Notwithstanding anything herein to the contrary, the receipt of any of the severance or acceleration benefits described in this letter will be subject to and conditioned upon: (i) your signing a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”) and such Separation Agreement becoming effective and irrevocable as specified therein no later than sixty (60) days following your Separation from Service; and (ii) your continued compliance with the terms of this letter, the Separation Agreement, the enclosed Agreement for Protection of Company Information (including without limitation, your not using or disclosing any confidential or proprietary information of the Company), and any other agreement entered into between you and the Company. No severance benefits of any kind will be paid or provided, and no acceleration of vesting shall be effective, until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

Additionally, and for the avoidance of doubt, in the event that the Company terminates your employment for Cause, or you resign your employment for any reason other than due to a Constructive Termination, or your employment terminates upon your death or disability, you will no longer vest in

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the Option or the RSUs (or any other equity) and you will not be entitled to any severance benefits described herein.

For purposes of this offer letter, “Cause” means any of the following: (i) your gross negligence in carrying out, or material failure to carry out, your reasonably assigned duties for the Company (including without limitation, your failure to cooperate in any Company investigation); (ii) any breach of your fiduciary duties to the Company; (iii) conviction of, or plea of guilty or no contest to, any felony; (iv) any act of fraud or embezzlement by you with respect to your obligations or otherwise relating to the business of the Company; (v) your willful refusal to implement or follow a material lawful policy or directive of the Company; (vi) your material breach of any agreement entered into between you and the Company; or (vii) your unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates. Before a termination can be for “Cause” under subparagraphs (i), (ii), (v), (vi) or (vii) of this paragraph, the Company must first provide you with written notice that circumstances constituting Cause exist, which circumstances it alleges constitute Cause, and how those circumstances satisfy the definition in this paragraph; and you must be provided 30 days to cure the circumstance to the reasonable satisfaction of the Company. Only following that written notice and opportunity to cure may the Company terminate your employment for Cause under subparagraphs (i), (ii), (v), (vi) or (vii).

For the purposes of this letter, “Constructive Termination” means the occurrence of any of the following events without your written consent: (i) a material reduction or change in your job duties, responsibilities and requirements from your job duties, responsibilities and requirements immediately prior to such reduction or change; (ii) a material reduction of your Base Salary (other than an equal, across-the-board reduction in the compensation of all similarly-situated employees of the Company or the surviving entity that is approved by the Board); or (iii) a requirement that you relocate to a principal office that increases your one-way commute by more than 50 miles relative to your immediately preceding principal office. Notwithstanding the foregoing, none of the foregoing events or conditions will constitute Constructive Termination unless: (x) you provide the Company with written objection (or notice) to the event or condition within 30 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) you resign your employment within 30 days following the expiration of that cure period.

Notwithstanding any other provision herein or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Offer Letter or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if your receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in you receiving an amount greater than the Reduced Amount.

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Any reduction pursuant to the preceding paragraph shall be made in a manner consistent with the requirements of Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any such required determination shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”), which shall provide detailed supporting calculations to the Company and you as reasonably requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination. For purposes of making the calculations and determinations required herein, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required herein.

Compliance with Section 409A

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Any payment by the Company under this letter agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Each such payment shall be considered to be a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

Compliance with Company Policies

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As an employee of the Company, you will be expected to comply with the Company’s personnel and other policies. In addition, as an executive officer of the Company, you will be subject to the Company’s clawback policy and the recoupment of compensation in accordance with the terms of such policy.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•
You accepting and returning a signed original of this offer letter and the accompanying Mutual Agreement to Arbitrate Claims and Confidential Information and Inventions Assignment Agreement without modifications;
•
The completion of an I-9 form within the legally required time period, which requires that you provide a specified document(s) proving your identity and legal authorization to work in the United States of America;
•
Your consent to, and results satisfactory to the Company of, reference and background checks.

You are encouraged to discuss any of the attached documents with your own advisor to the extent you desire. If you engage legal counsel to review and negotiate the terms of this Offer Letter, the Company shall reimburse you for the reasonable fees of your legal counsel incurred in connection with the negotiation of this Offer Letter; provided, however, that such expenses shall not exceed in the aggregate $10,000. The Company agrees to promptly remit payment of such expenses upon receipt of an undisputed invoice.

Full-time Services to the Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. However, the Company will not preclude you from providing services to others, so long as such services would not be to the benefit of a competitor of the Company and will not otherwise interfere with your ability to satisfactorily fulfill your job responsibilities to the Company. If you wish to perform services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact me and discuss your plans in advance of providing such services for review and evaluation of its impact on your work at the Company and so that no problem later arises that could have been avoided from the outset.

No Conflicting Obligations

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. By signing this letter or electronically accepting its terms and conditions, you are

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representing that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this offer letter and resulting agreement, and that you have returned all property and confidential information belonging to any prior employer.

Entire Agreement

This offer letter, together with the accompanying Agreement for Protection of Company Information and Mutual Agreement to Arbitrate Claims, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter and return to Ernie Meyer by June 23, 2023 if you wish to accept employment at the Company under the terms described above. This offer will expire if we have not received your signed offer letter by that time. If you accept our offer, but would like a different start date from the one in the first paragraph above, please contact me as soon as possible.

We look forward to working with you on developing treatment for many rare genetic diseases and hope you find your employment at Ultragenyx Pharmaceutical Inc. a rewarding experience. If you have any questions regarding this offer letter, please feel free to contact me at (415) 483-8800.

Warm Regards,

/s/ Emil D. Kakkis, M.D., Ph.D.

Emil D. Kakkis, M.D., Ph.D.

Chief Executive Officer

I accept and agree to employment with Ultragenyx on the terms and conditions above:

Signature: /s/ Howard Horn_ Dated: June 23, 2023

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